EXHIBIT 99.1

Collectors Universe Reports Results for Fourth Quarter and Fiscal Year 2008

Operating Results Include Non-Cash Impairment Charge of $11.2 million

NEWPORT BEACH, CA – September 30, 2008 - Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, diamonds and colored gemstones, today announced financial results for its fourth fiscal quarter and year ended June 30, 2008.

The operating and pre-tax results, before non-cash impairment, as reported in this release are consistent with the preliminary financial information announced on September 15, 2008.

Overview

Fourth Fiscal Quarter of 2008.   For the fourth fiscal quarter of 2008, the Company reported net revenues of $10.3 million and a loss from continuing operations of $13.1 million, or $1.57 per diluted share.  This compares to net revenues of $10.7 million and a loss from continuing operations of $0.9 million or $0.10 per diluted share, for the fourth fiscal quarter of 2007.  Results for the fourth quarter of fiscal 2008 reflect a non-cash impairment of $11.2 million or $1.34 per diluted share related to the goodwill and other assets of the Company’s jewelry businesses.

Fiscal Year Ended June 30, 2008.  For fiscal year 2008, the Company reported net revenues of $42.0 million and a loss from continuing operations of $15.6 million, or $1.85 per diluted share.  This compares to net revenues of $40.5 million and a loss from continuing operations of $0.7 million, or $0.09 per diluted share, for fiscal 2007.  Results for fiscal year 2008 reflect the non-cash impairment of $11.2 million recorded in the fourth quarter of fiscal 2008.

The income tax expense of $348,000 in the fourth quarter and the benefit of $1.0 million for fiscal 2008 include the establishment of a non-cash valuation allowance of $4.5 million against deferred tax assets associated with the impairment and certain state tax credits, due to uncertainties as to the future realizability of these assets.

Operational and Financial Highlights:

▪
Total revenues decreased 4% in the fourth quarter of 2008, despite a 14% decrease in coin grading revenues quarter-over-quarter, which was substantially offset by a 10% increase in our non-coin revenues.  For fiscal 2008, total service revenues increased by 2% as compared to fiscal 2007.

▪	Jewelry grading revenues increased by 24% quarter-over-quarter and by 35% year-over-year, driven by unit volume increases.

▪	More focused Jewelry sales and marketing efforts resulted in a 28% quarter-over-quarter decrease in sales and marketing expenses incurred in the Company’s jewelry businesses.

▪	During the fourth quarter ended June 30, 2008 the Company began implementing a cost reduction program aimed at reducing operating expenses by $4 million on an annualized basis.

▪	A decision was made to cease making new loans under our dealer financing programs and in August 2008 the Company sold loans of $3.3 million at a small premium.

▪	A $0.25 cash dividend per common share was paid for the quarter ended June 30, 2008, compared to $0.12 per common share for the same year ago quarter.

Collectors Universe, Inc.

▪	Stock buybacks were $0.9 million in the quarter with $4.2 million remaining under the buyback program.

Michael Haynes, Chief Executive Officer, stated, “Our coin division results were lower primarily as a result of the coin trade show business while the remainder of the coin and collectibles divisions showed flat to modest growth. Our jewelry division operating results improved as compared to the fourth quarter of the prior fiscal year ended June 30, 2007 and although the annual growth is slower than anticipated in part as a result of this macro-economic environment, we are seeing steady progress in this new market for the Company.  The non-cash charge to earnings in the fourth quarter ended June 30, 2008 was the result of a fair value determination, under applicable accounting rules, with respect to the value of the Company’s goodwill and certain assets of its jewelry businesses as of June 30, 2008.  The Company’s tangible net worth did not substantially change and its cash flows were unaffected by the recognition of this fair value analysis and related charge. The Company’s future prospects are unaffected by this impairment charge and the Company’s financial condition continues to be strong with significant cash balances of more than $20 million and no debt.”

Fourth Fiscal Quarter Operating Results

Net revenues decreased by 4% to $10.3 million for the fourth quarter ended June 30, 2008, compared to the same period of the prior fiscal year, due to the 14% decrease in coin revenues, partially offset by the 10% increase in the non-coin revenues discussed above.

The gross profit margin was 44% in the fourth fiscal quarter of 2008 compared to 49% in the same quarter of last year.  The decrease was primarily attributable to a lower gross margin earned on coin grading services due primarily to the reduction in coin trade show grading revenues (on which we earn a higher average service fees and therefore a higher gross profit margin, because show customers request faster turnaround times), and the effect of our relatively fixed coin grading costs on the lower revenues.

Operating expenses before the impairment were $6.2 million for the fourth quarter of fiscal 2008 compared to $7.0 million for the fourth quarter of fiscal 2007.  That decrease was primarily attributable to lower sales and marketing expenses of $0.4 million (due primarily to the lower sales and marketing costs incurred by the jewelry businesses) and lower general and administrative expenses of $0.4 million (due primarily to lower salaries and professional fees in the quarter).

The resulting operating loss for the current fourth quarter, before giving effect to the $11.2 million impairment , was $1.7 million as compared to an operating loss of $1.8 million for the fourth quarter of fiscal  2007; while the operating losses, inclusive of the impairment , in the fourth quarter of 2008 totaled $12.9 million.

Interest income declined to $0.1 million in the fourth quarter of fiscal 2008, compared with $0.5 million for the fourth quarter of last year, as a result of lower available cash balances and lower interest rates in fiscal 2008.

Fiscal Year 2008 Results

For fiscal year 2008, the Company reported a 3.8% increase in net revenues to $42.0 million from $40.5 million in fiscal 2007.  That increase was primarily due to revenue increases of $866,000, or 14%, generated by our other-related services, and $772,000 generated by sales of coins consisting primarily of coins that we repurchased under our coin grading warranty policy, partially offset by a $106,000, or 0.3%, decrease in grading and authentication service fees.  Exclusive of those coin sales, which do not represent an integral part of our business, total service revenues increased by 1.9% in fiscal 2008, compared to fiscal 2007.

Our gross profit margin declined from 52.3% in fiscal 2007 to 43.4% in fiscal 2008.  That decrease was primarily due to a decrease in the number of coins graded in 2008 and a change in the mix of coin services rendered to a higher proportion of lower margin submissions and an $822,000 increase in warranty costs recognized in the second quarter of fiscal 2008 as a result of an increase in the dollar amount of warranty claims.  In addition, the Company's early stage diamond and colored gemstone grading businesses incurred higher direct costs, as the Company built grading capacity in support of anticipated increased revenues in future periods.

Collectors Universe, Inc.

The resulting operating loss for fiscal 2008, before giving effect to the $11.2 million impairment, was $6.5 million, and after giving effect to the impairment was $17.8 million, as compared to an operating loss of $2.9 million in 2007 and such operating loss was primarily attributable to the initiative in the jewelry group.

Interest income declined to $1.1 million in fiscal 2008, compared with $2.1 million in fiscal 2007, as a result of lower available cash balances and lower interest rates in fiscal 2008.

Financial Condition

At June 30, 2008, cash and cash equivalents totaled $23.3 million compared with $42.4 million at June 30, 2007.  Net cash usage of $19.1 million for fiscal 2008, included the payment of cash dividends to stockholders of $8.5 million, payments for the repurchase and retirement of common stock of $2.2 million, expenditures for capital equipment and software of $3.4 million, net advances made to collectibles dealers by Collectors Finance Corp. of $3.1 million and cash used in operations of $2.3 million.  At June 30, 2008, the Company had working capital of $26.0 million and no long-term debt. Since the end of fiscal 2008, the Company has ceased its dealer financing programs, sold the majority of the loan portfolio and expects to collect the remaining balances during fiscal 2009 and capital expenditures are expected to decline.

Outlook

Haynes continued, “Our core business in the Collectibles Group is fundamentally healthy with large market shares and positive cash flows and with the recently implemented operational improvements to lower costs and increase efficiencies, we expect to realize improvement of operating margins. Although the initiative into the jewelry markets has yielded slower growth than anticipated, we are encouraged with the direction and progress of our jewelry business which demonstrates our efforts to increase market penetration are bearing fruit. Our balance sheet provides more than $20 million in cash, we have no debt and we expect positive cash flow from consolidated operations for fiscal 2009.  The Company is in a conservative posture to maintain a dominant position and market share in the Collectibles markets and to continue its growth in the Jewelry business.”

Declaration of 10% Stock Dividend; Suspension of Cash Dividends

On September 26, 2008, the Board of Directors determined that, due to market and economic conditions, including the liquidity crisis in the United States, the prudent course of action would be to suspend the payment of cash dividends in order to preserve the Company's cash resources.  At the same time, the Board of Directors approved a 10% stock dividend on the Company's outstanding shares, and it declared such 10% stock dividend will be distributed on November 3, 2008 to all stockholders of record on October 20, 2008.

Chairman of the Board A. Clinton Allen stated, “The financial climate is very uncertain and Collectors Universe has an excellent balance sheet with more than $20 million in cash and no debt.  The Board considers it prudent to maintain an extremely strong and conservative balance sheet given the current economic environment. Nevertheless, our board wanted to reward our shareholders in an alternative manner by approving a 10% stock dividend and declaring such stock dividend for distribution on November 3, 2008.”

Adoption of Majority Vote Requirement in Election of Directors

In accordance with best governance practices, at its September 26, 2008 meeting the Board of Directors approved a Bylaw amendment which provides that, in uncontested director elections, director nominees (including incumbent directors standing for re-election) must receive a majority of the votes cast in the election of directors.  If a nominee does not receive a majority vote, that nominee will be required to tender his or her resignation from the Board.   In such an event, the Board of Directors will decide, within the succeeding 90 days, whether to accept or reject the resignation, based on such factors as it deems to be relevant.  In the event the resignation is accepted, the Board may fill the resulting vacancy by appointing another director or reduce the size of the Board to the number of directors who received a majority vote.  If, on the other hand, the Board decides to reject the resignation, then the director will be entitled to remain on the Board for the remainder of the director’s one year term and, in that event, the Company will be required to promptly disclose publicly the reasons for its decision to reject the resignation. This bylaw amendment will be effective beginning at the December 2, 2008 Annual Stockholders Meeting.

Collectors Universe, Inc.

At a meeting held on September 26, 2008, the Compensation Committee of the Board of Directors approved an extension of the Company’s employment contract with Michael Haynes, its CEO, to December 31, 2009.  All of the other terms and provisions of that contract, including the terms of compensation, will remain unchanged.

Conference Call and Webcast

Collectors Universe will host a conference call to discuss results on Tuesday, September 30, 2008 at 5:00 p.m.  Eastern/2:00 p.m. Pacific.  Interested parties may participate in the conference call by dialing 800-240-2134 or 303-262-2130, five to ten minutes prior to the initiation of the call.  A replay of the conference call will be available through October 14, 2008, by dialing 800-405-2236 or 303-590-3000 and entering access code 11120440#.  A live webcast of the conference call will also be available on the Collectors Universe website, www.collectors.com, under Investor Relations: Earnings Conference Calls.  The webcast will be archived for 12 months.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value added services to the high-value collectibles and diamond and colored gemstones markets. The Company authenticates and grades collectible coins, sports cards, autographs, stamps, currency, diamonds and colored gemstones.  The Company also compiles and publishes authoritative information about United States and world coins, collectible sports cards and sports memorabilia, collectible stamps, diamonds and colored gemstones. This information is accessible to collectors and dealers at the Company's web site, http://www.collectors.com, and is also published in print.

Cautionary Statements Regarding Forward Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Due to a number of risks and uncertainties to which our business is subject, our actual financial performance in the future may differ, possibly significantly, from our expected financial performance as set forth in the forward looking statements contained in this news release.  Information regarding those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the risks that our strategy to expand into new collectibles and other high value asset markets, such as the diamond and colored gemstone markets, and to offer new services in our existing markets will not be successful in enabling us to improve our profitability or may even cause us to incur losses.

Additional information regarding these risks and information regarding other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2008 which we filed with the Securities and Exchange Commission on September 30, 2008.  Due to those risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future performance based solely on historical financial performance.  We also disclaim any obligation to update forward-looking statements contained in this news release or in our Annual Report or Quarterly Reports filed with the Securities and Exchange Commission.

Contact:
Joseph Wallace	Brandi Piacente
Chief Financial Officer	Investor Relations
Collectors Universe	The Piacente Group, Inc.
949-567-1245	212-481-2050
Email: jwallace@collectors.com	Email: brandi@thepiacentegroup.com

- tables to follow -

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net revenues	$10,299	$10,680	$41,984	$40,452
Cost of revenues	5,779	5,436	23,773	19,297
Gross profit	4,520	5,244	18,211	21,155
Operating expenses:
Selling and marketing expenses	2,030	2,391	8,073	7,497
General and administrative expenses	3,844	4,235	15,480	15,585
Amortization of intangible assets	320	373	1,193	950
Impairment losses	11,232	16	11,233	55
Total operating expenses	17,426	7,015	35,979	24,087
Operating loss	(12,906)	(1,771)	(17,768)	(2,932)
Interest income, net	138	520	1,117	2,144
Other income (expense)	1	(2)	5	6
Loss before income taxes	(12,767)	(1,253)	(16,646)	(782)
Income tax provision (benefit)	348	(375)	(1,016)	(39)
Loss from continuing operations	(13,115)	(878)	(15,630)	(743)
Income from discontinued operations, net of gains on sales of discontinued businesses (net of income taxes)	2	38	(2)	228
Net loss	$(13,113)	$(840)	$(15,632)	$(515)

Net income (loss) per basic share:
Loss from continuing operations	$(1.57)	$(0.10)	$(1.85)	$(0.09)
Income (loss) from discontinued operations, net of gains on sales of discontinued businesses (net of income taxes)	-	-	-	0.03
Net loss	$(1.57)	$(0.10)	$(1.85)	$(0.06)

Net income (loss) per diluted share:
Loss from continuing operations	$(1.57)	$(0.10)	$(1.85)	$(0.09)
Income from discontinued operations, net of gains On sales of discontinued businesses (net of income taxes)	-	-	-	0.03
Net loss	$(1.57)	$(0.10)	$(1.85)	$(0.06)

Weighted average shares outstanding:
Basic	8,373	8,433	8,450	8,367
Diluted	8,373	8,433	8,450	8,367
Dividend declared per common share	$0.25	$0.12	$1.00	$0.40

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	June 30,	June 30,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$23,345	$42,386
Accounts receivable, net of allowance of $79 at June 30, 2008 and $60 at June 30, 2007	1,414	1,276
Refundable income taxes	575	1,220
Customer notes receivable held for sale	3,579	-
Inventories, net	983	442
Prepaid expenses and other current assets	1,029	1,060
Customer notes receivable, net of allowance of $31 at June 30, 2008 and $23 at June 30, 2007	2,062	2,536
Deferred income tax asset	486	1,020
Receivable from sale of net assets of discontinued operations	92	92
Total current assets	33,565	50,032

Property and equipment, net	4,482	4,081
Goodwill	3,974	12,884
Intangible assets, net	8,494	10,365
Deferred income tax asset	909	-
Note receivable from sale of discontinued operations	138	229
Other assets	456	510
	$52,018	$78,101
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,870	$1,435
Accrued liabilities	1,766	2,154
Accrued compensation and benefits	1,471	1,988
Income taxes payable	368	14
Deferred revenue	2,084	2,233
Current liabilities of discontinued operations held for sale	9	-
Total current liabilities	7,568	7,824

Deferred rent and other long-term liabilities	620	517
Net deferred income tax liability	-	869

Stockholders’ equity:
Preferred stock, $.001 par value; 5,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $.001 par value; 45,000 shares authorized; 8,361 shares outstanding at June 30, 2008 and 8,496 at June 30, 2007	8	9
Additional paid-in capital	75,996	76,737
Accumulated deficit	(32,174)	(7,855)
Total stockholders' equity	43,830	68,891
	$52,018	$78,101

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